Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GOLDEN EAGLE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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GOLDEN EAGLE INTERNATIONAL, INC.
9661 South 700 East
Salt Lake City, Utah 84070
Telephone: (801) 619-9320
Facsimile: (801) 619-1747

February 16, 2010

Dear Shareholders:

        You are cordially invited to attend the Special Meeting of Shareholders (“the Special Meeting”) on Tuesday, March 23, 2010 at 10:00 a.m. Mountain Time, at the Little America Hotel, located at 500 South Main, Salt Lake City, Utah 84101.

        Proposal Number 1 is for the approval of an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding common stock at the rate of one new share for 500 old shares. Currently, the price of our common stock is extremely low and has been at or less than $0.01 per share since before July 2007. These low prices for our common stock and the large number of shares outstanding make it difficult for us to use our common stock to raise capital, make our common stock unattractive to the public market and results in our common stock being ineligible for listing on an exchange. Consequently, the Board of Directors recommends that the shareholders vote for approval of this proposal.

        Proposal Number 2 is for approval of the Golden Eagle International, Inc. 2009 Revised Equity Incentive Plan (the “Plan”). The Board of Directors believes that the Plan is necessary to enable us to provide meaningful equity incentives to attract, motivate, and retain employees and consultants. Consequently, the Board of Directors recommends that the shareholders vote for ratification of this proposal. We operate in a competitive job market, and equity incentive plans are offered by the majority of public companies with whom we do, and may, compete for talent.

        Proposal Number 3 is for approval of the terms of employment agreement between Golden Eagle and Terry C. Turner, our Chief Executive Officer, President and Chairman.

        Proposal Number 4 is for approval of the terms of employment agreement between Golden Eagle and Tracy A. Madsen, our Chief Financial Officer and Vice President U.S. Administration.

        Whether or not you plan to attend the Special Meeting, please mark, sign, date, and return your proxy card in the enclosed envelope as soon as possible. This will assure that your stock will be voted in accordance with the instructions you give in your proxy card whether or not you attend the Special Meeting. You may, of course, attend the Special Meeting and vote in person even if you have previously sent in your proxy card. It is very important that every shareholder vote. PLEASE send in your proxy card in the enclosed return envelope.

Sincerely yours,
Terry C. Turner, President

GOLDEN EAGLE INTERNATIONAL, INC.
9661 South 700 East
Salt Lake City, Utah 84070
Telephone: (801) 619-9320
Facsimile: (801) 619-1747

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, March 23, 2010

February 16, 2010

TO THE SHAREHOLDERS OF GOLDEN EAGLE INTERNATIONAL, INC.:

        The Special Meeting of Shareholders of GOLDEN EAGLE INTERNATIONAL, INC., a Colorado corporation, (“We” or “Golden Eagle” or “GEII” or the “Company”) will be held at 10:00 a.m. Mountain Time at the Little America Hotel, located at 500 South Main, Salt Lake City, Utah 84101 (telephone (801) 596-5700), on Tuesday, March 23, 2010, to consider and take action on:

1.	An amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding common stock (but not our authorized common stock) at the rate of one new, post-split share for each 500 pre-split shares of common stock;

2.	Approval of the Golden Eagle International, Inc. Revised 2009 Equity Incentive Plan;

3.	Approval of the terms of the employment agreement between Golden Eagle and Terry C. Turner, our Chief Executive Officer, President and Chairman;

4.	Approval of the terms of the employment agreement between Golden Eagle and Tracy A. Madsen, our Chief Financial Officer and Vice President – U.S. Operations; and

5.	Such other business as may properly come before the meeting, or any adjournments or postponements thereof.

        The discussion of the proposals set forth above are intended only as a summary, and is qualified in its entirety by the information contained in the accompanying Proxy Statement. Only holders of record of our common stock on Friday, February 5, 2010 (the “Record Date”), will be entitled to notice of and to vote at this Special Meeting, and any postponements or adjournments thereof.

        The proposed corporate actions on which the shareholders are being asked to vote are not corporate actions for which shareholders of a Colorado corporation have the right to dissent under the Colorado Business Corporation Act.

        SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND.

        Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

By Order of the Board of Directors:
Terry C. Turner, President

PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

YOUR VOTE IS IMPORTANT

GOLDEN EAGLE INTERNATIONAL, INC.
9661 South 700 East
Salt Lake City, Utah 84070
Telephone: (801) 619-9320
Facsimile: (801) 619-1747

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, March 23, 2010

February 16, 2010

        We are furnishing this Proxy Statement to shareholders of GOLDEN EAGLE INTERNATIONAL, INC. (“We” or “Golden Eagle” or “GEII” or the “Company”) in connection with the solicitation of proxies by and on behalf of our Board of Directors (the “Board”) for use at our Special Meeting of Shareholders (the “Special Meeting”) and at any adjournments or postponements thereof. We will hold the Special Meeting at 10:00 a.m. Mountain Time, at the Little America Hotel, located at 500 South Main, Salt Lake City, Utah 84101 (telephone (801) 596-5700), on Tuesday, March 23, 2010. We will first mail this Proxy Statement to shareholders on or about February 16, 2010. (When used herein, the word “you” refers to our shareholders entitled to vote.)

VOTING SECURITIES

        Holders of record of our common stock and each class of our outstanding preferred stock at the close of business on February 5, 2010 (the “Record Date”), will be entitled to vote on all matters. On the Record Date, we had shares of common and preferred stock outstanding entitled to cast a total of 4,330,844,694 votes, consisting of:

Class/Series	Votes Attributable	Each share is entitled to ___ votes
Common	1,975,050,944	1

Preferred
Series A	0	0
Series B	20,000,000	250
Series C	487,746,250	487,746,250
Series D	1,848,047,500	2,500
Total	4,330,844,694

        All outstanding shares are entitled to vote as a single class. A majority of the votes entitled to be cast at the meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting. This will require the presence of 2,165,422,348 votes present at the Special Meeting in person or by proxy for a quorum to be present. As described in more detail below, if there is a quorum present the approval by a majority of the votes cast is necessary for the approval of Proposal Nos. 1, 2, 3, and 4.

        While there is no definitive statutory or case law authority in Colorado as to the proper treatment of abstentions and broker non-votes, we believe that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Special Meeting. Abstentions and broker non-votes will not be counted as votes with respect to Proposal Nos. 1, 2, 3, and 4.

        We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Certain of our officers, directors and regular employees may solicit proxies personally or by telephone or facsimile. We will not pay any officer, director, or employee additional compensation for doing so. We do not currently intend to retain a professional solicitor to assist in the solicitation of proxies, but may later determine it is appropriate to do so.

        We may, in our discretion, seek an adjournment of the meeting to a specific time and place if a quorum is not present or if we have not received sufficient proxies to approve all, or certain, of the Proposals.

        If you give us a proxy, you may revoke the proxy at any time before it is voted. You may do so:

o	by giving notice to our corporate Secretary of your revocation; or

o	by filing another proxy with our corporate Secretary; or

o	by attending the Special Meeting and voting in person.

        We will ensure that all properly executed and unrevoked proxies received in time are voted in accordance with the instructions of the beneficial owners.

        The solicitation of proxies in connection with the Reverse Stock Split proposal (Proposal No. 1) does not constitute a tender offer or an offer to purchase the shares of any shareholder.

        This Proxy Statement, the proxy card and other information related to the matters to be presented at the meeting are available on line at: www.geii.com/proxyinformation.

Questions and Answers About This Proxy Statement

The following responses to certain questions does not purport to be a complete statement of the information in this Proxy Statement, and are qualified by the more complete information set forth hereinafter.

Who is asking for my vote?

        The Board of Directors of Golden Eagle International, Inc. is sending this Proxy Statement, the attached Notice of Special Meeting, the enclosed proxy card, and other meeting materials to you and all of our other persons who are shareholders of record as of the close of business on the Record Date. The Board of Directors is soliciting your vote for the Special Meeting of shareholders.

What capital stock does GEII have authorized and outstanding?

        Our capital structure is currently somewhat complex because of our inability to issue shares of common stock (due to a lack of authorized capital) and our need to use our preferred stock to resolve certain financial obligations and to raise capital from accredited investors. The following table sets forth a summary of our authorized and issued capital stock:

Class/Series	Outstanding	Authorized
Common	1,975,050,944	2,000,000,000

Preferred		10,000,000
Series A Contingent Convertible Preferred ("Series A Stock")	0	3,500,000
Series B Contingent Convertible Preferred ("Series B Stock")	80,000	4,500,000
Series C Contingent Convertible Preferred ("Series C Stock")	1	1
Series D Convertible Preferred ("Series D Stock")	739,219	999,000

        We also have options, warrants, and convertible debentures outstanding which add complexity to our capital structure, but which are not entitled to vote on any matters presented to the shareholders for approval. These are discussed in greater detail below.

Who is eligible to vote?

        Shareholders of record who own shares of our outstanding common stock and shares of our outstanding preferred stock at the close of business on the Record Date are eligible to vote. (There are no shares of our Series A Stock outstanding.) Each outstanding share is currently entitled to vote as follows:

Class/Series	Votes Attributable	Each Single Share is Entitled to [ ] Votes
Common	1,975,050,944	1

Preferred
Series A Stock	0	-
Series B Stock	20,000,000	250
Series C Stock	487,746,250	487,746,250
Series D Stock	1,848,047,500	2,500
Total	4,330,844,694

Why is the Special Meeting being held?

        The Special Meeting is being held so that our shareholders can consider the following proposals as more completely described elsewhere in this Proxy Statement:

Proposal No. 1 asks our shareholders to approve a proposed amendment to our Articles of Incorporation which will (if approved) accomplish the 1-for-500 reverse stock split of our outstanding shares of common stock more completely described elsewhere in this Proxy Statement.

Proposal No. 2 asks our shareholders to approve the adoption of the Golden Eagle International 2009 Revised Equity Incentive Plan.

Proposal No. 3 asks our shareholders to approve the employment agreement between Golden Eagle and Terry C. Turner, our Chief Executive Officer, President and Chairman.

Proposal No. 4 asks our shareholders to approve the employment agreement between Golden Eagle and Tracy A. Madsen, our Chief Financial Officer and Vice President – U.S. Operations.

Proposal No. 5 asks our shareholders to grant the named proxy holder to vote on the shareholder’s behalf on such other business as may properly come before the meeting, or any adjournments or postponements thereof. At the present time, we know of no other matters that may be presented to the meeting other than procedural motions, such as motions to adjourn the meeting, or to call for a vote.

Will directors be elected at the Special Meeting?

        Typically, directors would be elected at our annual meeting, but we did not hold an annual meeting of our stockholders in 2009. We are not submitting our current directors for election at the Special Meeting because we are seeking to minimize the number of matters presented to our shareholders for consideration. We expect to hold an annual meeting in 2010 at which time we will submit our directors for election.

        Colorado law requires corporations to annually hold a meeting of shareholders and also generally requires that directors are to be elected at an annual meeting. However, the failure to hold an annual meeting does not affect the validity of any corporate action, and does not serve as a forfeiture or dissolution of the corporation. Further, until a corporation holds an annual meeting for the election of directors, directors continue to serve until their successor is elected and qualified. Generally, if a corporation has not held an annual meeting of shareholders within the earlier of six months after the end of that corporation’s most recently ended fiscal year or fifteen months after its last annual meeting, on an application by a shareholder a court may order that a meeting be held and fix the date and time and other matters necessary to hold and conduct the meeting. Although the Company has not held a meeting of shareholders since September 2007, to the Company’s knowledge no shareholder has demanded that a meeting be held.

Why did you send me this booklet?

        This booklet is a Proxy Statement. It provides you with information you should review before voting on the Proposal listed above and in the Notice of Special Meeting. You are receiving these proxy materials – a booklet that includes the Proxy Statement and one proxy card because you have the right to vote on the Proposals concerning your investment in Golden Eagle.

How do I vote?

        Shareholders who received this proxy statement directly from Golden Eagle can vote by completing, signing and returning the enclosed proxy card promptly in the enclosed envelope or by attending the Special Meeting in person and voting.

        Joint owners must each sign the proxy card.

        If you own your shares through a broker-dealer or another nominee, you must vote your shares as instructed by that broker-dealer or other nominee. If you own your shares through a nominee, you are not considered to be a shareholder of record, and you will not be permitted to vote your shares in person at the Special Meeting unless you have obtained a proxy for those shares from the person who holds your shares of record.

        If a shareholder wishes to participate in the Special Meeting but does not wish to give a proxy, the shareholder may attend the Special Meeting in person. Should you require additional information regarding the Special Meeting, please contact Golden Eagle International, Inc. at (801) 619-9320.

May I vote electronically?

        We have not made arrangements for any shareholder to vote electronically. Shareholders must return their proxy cards to cast their vote or vote at the meeting in person. We have published this proxy statement, the proxy card, and other information (including the 2009 Revised Equity Plan, the Turner Agreement and the Madsen Agreement) with respect to the Proposals on-line. These are available at www.geii.com/proxyinformation. This website will not collect any information about you, will not install any cookies into any person browsing the website, and if any person requests copies of the proxy materials by e-mail, we will not use the e-mail address provided for any other purpose.

Why does my name not appear as a shareholder of record?

        Many, if not most, investors own their investment shares through a broker-dealer or other nominee. Broker-dealers frequently clear their transactions through other broker-dealers, and may hold the actual certificates for shares in the name of securities depositories, such as CEDE & Co. (operated by Depository Trust Company of New York City). In such a case, only the ultimate certificate holder appears on our records as a shareholder, even though that nominee may not have any economic interest in the shares that you actually own through your broker-dealer. You should contact your broker-dealer for more information about this process.

When and where will the Special Meeting be held?

        As described in the notice, we will hold the Special Meeting at the Little America Hotel, 500 South Main, Salt Lake City, UT 84101 (telephone (801 596-5700). The Special Meeting is scheduled for Tuesday, March 23, 2010 at 10:00 a.m., Mountain Time. If you expect to attend the Special Meeting in person, please call Golden Eagle at (801) 619-9320 to ensure that sufficient accommodations are prepared.

Might the Special Meeting be adjourned?

        We do not intend to seek adjournment of the Special Meeting unless we have insufficient votes to meet a quorum (which requires the presence of at least a majority of the votes entitled to be cast) or unless we have insufficient votes to approve one or more of the proposals being submitted to our shareholders. If either of those circumstances exists, we will consider the advisability of proposing adjournment to a specific time and place. If the meeting is adjourned, we will make a public announcement.

How does the board recommend that I vote?

        The Board of Directors recommends that shareholders vote FOR each of the Proposals described in this Proxy Statement.

How can I obtain more information about Golden Eagle?

        Information is available on our website at www.geii.com and through the EDGAR filings maintained by the Securities and Exchange Commission at www.sec.gov.

Why are the shareholders being asked to consider the reverse stock split at this time?

        Currently, the Company has two billion shares of common stock authorized and 1,975,050,944 shares issued and outstanding. Before an affiliated shareholder surrendered 487,746,250 shares of common stock in December 2008 in exchange for the one share of Series C Stock, we had no authorized but unissued common stock available for issuance. We have typically used our common stock in private sales to accredited investors to generate liquidity for Golden Eagle. Because our stock price is so low, the remaining shares will not provide a significant amount of liquidity for us.

        Colorado law (C.R.S. § 7-106-105(1)) permits us to complete a reverse split of only the outstanding shares without affecting our authorized capital. To effect the split, each outstanding share of common stock must be divided by the same divisor as each other outstanding share of common stock. In this case, to accomplish a 1-for-500 reverse stock split, the divisor will be 500, meaning that each outstanding share becomes 1/500th share – or each 500 outstanding shares becomes a single post-split share of common stock.

        Following the reverse stock split, we will continue to have two billion shares of common stock authorized. The following table reflects the Company’s projected capital structure (based on the shares outstanding on the Record Date):

	Shares of each class of securities outstanding before reverse split	Aggregate shares of common stock outstanding or issuable upon conversion - on a pre-split basis (1)(2)	Aggregate shares of common stock outstanding or issuable upon conversion - on a post-split basis

Common Stock	1,975,050,944	1,975,050,944	3,950,102
Series B Stock	80,000	20,000,000	40,000
Series C Stock	1	487,746,250	975,493
Series D Stock	739,219	1,848,047,500	3,696,095

Options and Warrants (shares issuable)	120,265,623	120,265,623	240,531

Convertible debentures and convertible notes payable	141,500,000	141,500,000	283,000
2009 Revised Equity Incentive Plan (3)	750,000,000	750,000,000	1,500,000

Common stock payable	60,181,431	60,181,431	120,363
Total	1,975,050,944	5,425,013,971	10,850,029

(1)	Certain rights and preferences of each class of our outstanding preferred stock, including the voting power and conversion terms are further described under Proposal No. 1 of this Proxy Statement.

(2)	Certain of classes of preferred stock are only convertible into shares of common stock if the Company has a sufficient amount of common stock available for issuance as set forth in the respective certificate of designations.

(3)	The number of shares represented in this table represents the total number of shares reserved for issuance under the 2009 Revised Equity Incentive Plan. Only a portion of these have been issued, and all are subject to shareholder approval as described in Proposal No. 2.

        The Board of Directors believes that this capital structure will be more attractive to the public marketplace and to prospective investors than the existing capital structure with over 1.9 billion shares outstanding and various classes of preferred stock (and other convertible securities) which are convertible into a significant number of shares of common stock.

What happens if the shareholders do not approve the reverse stock split?

        If our shareholders do not approve the reverse stock split proposal, we will not have the authority to implement a reverse stock split. We will have only a limited number of shares of our common stock available for issuance, and our common stock price will likely remain at its current low levels, or perhaps decline further.

If you do complete the reverse stock split, what will happen to the market price of the common stock?

        We cannot offer any assurance that if we complete a 1-for-500 reverse stock split, the market price of our common stock (which is currently below $0.01 per share) will increase by 500 times or by any other multiple. The history of reverse stock splits in other companies indicates that the market price will likely increase, but may not increase by the full amount of the split multiple. Thereafter, market price generally reflects general market conditions and company performance.

What if I have shares that provide for a fractional share after dividing by 500?

        Fractional shares will all be rounded up to the next whole share. Therefore, if you have 600,175 shares of our common stock, you will receive 1,201 post-split shares (1,200.35 rounded up).

Do you have any plans to issue any of the additional shares of common stock that will become available for issuance if the reverse stock split is affected?

        If the shareholders approve Proposal No. 1, the Board must exercise its authority to effect the reverse stock split by December 31, 2010. If the shareholders approve the reverse stock split we expect that the Board will promptly exercise that authority. At the present time, we have certain contractual commitments that will result in an issuance of shares of our common stock through the conversion of the Series B Stock, Series C Stock, and Series D Stock or through the exercise of outstanding common stock purchase options or warrants, and through conversion of certain outstanding debentures. We have no other current plans, proposals, or arrangements, written or otherwise, to issue shares of common stock for any purpose. However, having additional shares of common stock available for issuance would provide the Company with flexibility in financing and other transactions that may involve the issuance of additional shares of stock.

Why did Golden Eagle adopt the Revised 2009 Equity Incentive Plan and why is it being submitted to shareholders?

        Golden Eagle does not currently have any effective equity compensation plans that officers, directors and affiliates are eligible to participate in. The Company adopted an equity compensation plan in March 2009, however that plan and all options granted pursuant to it were subject to shareholder approval within one year and the Board has determined not to solicit shareholder approval. Therefore the plan adopted in March 2009 will never become effective. The Golden Eagle International Revised 2009 Equity Incentive Plan (the “Plan”) was adopted to provide incentives to officers, employees and other persons, including consultants and advisers, who contribute to the success of the Company by offering them the opportunity to acquire an ownership interest in it or increase their ownership interest. The Board of Directors believes that the Plan also will help to align the interests of our management and employees with the interests of our shareholders. The Plan is being submitted for shareholder approval to: (i) satisfy the contingency to the Board’s adoption of the Plan and the option grants already made pursuant to the Plan; and (ii) to permit the issuance of options which will qualify as Incentive Options pursuant to the Internal Revenue Code of 1986. If the Plan is not approved by the Company’s shareholders by October 7, 2010, the Plan, and all option grants under the Plan to date, will be cancelled.

What will happen if the Plan is approved by shareholders and the 1-for-500 reverse stock split is affected?

        If the reverse stock split being submitted to shareholders is effected and the Plan is adopted the number of shares reserved under the Plan and the number of shares into which currently outstanding options are exercisable into will be proportionately reduced by a factor of 500. For example, the number of shares available for issuance under the Plan will be reduced from 750,000,000 to 1,500,000; the exercise price for any outstanding option would also be proportionally adjusted. As another example, an outstanding option to purchase 80,000,000 shares at an exercise price of $0.0018 per share would become an option to purchase 160,000 post-split shares at $0.90 per share.

Why is Golden Eagle submitting the employment agreements entered into with Mr. Turner and Mr. Madsen for shareholder approval?

        On October 7, 2009 we entered into separate employment agreements with Mr. Turner, our Chief Executive Officer, President and Chairman, and Mr. Madsen, our Chief Financial Officer and Vice President U.S. Administration. These agreements are both subject to shareholder approval. Both Messrs. Turner and Madsen are long-serving Company executive officers and have endured many personal sacrifices (including extending personal loans to the Company and deferring salary) and have continued to work toward furthering the Company’s various current and prospective business operations.

        To provide both Mr. Turner and Madsen a degree of security and an incentive to remain with the Company, on October 7, 2009 the Company’s Board of Directors approved the terms of the employment agreements with Mr. Turner and Madsen and on October 7, 2009 we entered into an employment agreement with both Mr. Turner and Madsen. As described below, both of the employment agreements provide for severance payments upon the occurrence of certain events.

        We believe it is appropriate to submit these agreements for shareholder approval for a number of reasons, including the Company’s continuing liquidity shortages which must be taken into account when considering long-term obligations (such as the employment agreements) and the related party nature of the transactions.

What will happen if the shareholders do not approve one or both of the employment agreements?

        Each of the employment agreements is being submitted separately to the shareholders and the approval of one of the employment agreements is not dependent of approval of the other. If the shareholders do not approve either or both of the employment agreements entered into between Golden Eagle and Mr. Turner and Mr. Madsen, then the agreement(s) will be void. Presumably each of Mr. Turner and Mr. Madsen will continue to serve the Company in their current capacities and pursuant to their existing compensation arrangements as “at will” employees. Although neither Mr. Turner nor Mr. Madsen have indicated they will not remain with the Company if their respective employment agreements are not approved by the Company’s shareholders, the Company believes the employment agreements are reasonable for executives of Messrs. Turner’s and Madsen’s experience level and are important retention tools for both Mr. Turner and Madsen.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Golden Eagle Officers and Directors

        The number of shares outstanding of the Company’s common stock as of the Record Date was 1,975,050,944. To the extent any of the named shareholders own derivative securities that are vested or otherwise exercisable into shares of our common stock these securities are included in that shareholders’ beneficial ownership (as required by Rule 13d-3(a)) at their conversion ratios and explained in the notes to the table. The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by each director and each executive officer of the Company and by all directors and executive officers as a group.

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock(1)

Terry C. Turner 9661 South 700 East Salt Lake City, Utah 84070	Chief Executive Officer, President,and Chairman	0 (2)	0

Harlan M. (Mac) DeLozier 9661 South 700 East Salt Lake City, Utah 84070	Vice President and Director	15,618,687(3)	.34%

Tracy A. Madsen 9661 South 700 East Salt Lake City, Utah 84070	Chief Financial Officer, Vice President -U.S.	48,462,053(4)	1.0%

Blane W. Wilson 9661 South 700 East Salt Lake City, Utah 84070	Chief Operating Officer	120,265,623(5)	2.57%

Alvaro Riveros 9661 South 700 East Salt Lake City, Utah 84070	Director	0 (6)	0

All current directors and executive officers as a group (five persons)		184,346,363	3.94%

(1)	Calculated in accordance with Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934 and Item 403 of Regulation S-K. Because certain Golden Eagle securities held by Golden Eagle officers and directors are convertible into common shares these securities are included in the beneficial ownership of the given person.

(2)	Since he gifted shares in November 2007, Mr. Turner does not beneficially own any shares of our common stock. Pursuant to the Revised 2009 Equity Incentive Plan (the “Plan”), on October 7, 2009 Mr. Turner was granted an option (subject to shareholder approval) exercisable at $0.0011 per share to purchase 200 million shares of our common stock. This option will be void ab initio if the Plan is not approved by the Company’s shareholders on or before October 6, 2010.

(3)	On February 6, 2007, we paid Mr. DeLozier a convertible note as consideration for our contractual obligation to pay him $25,000 per year in stock representing two years. On February 4, 2008, Mr. DeLozier converted this note and accrued interest into 5,997,564 shares of common stock which he donated to a nonprofit organization in February 2008. Mr. DeLozier is owed $75,000 in common stock for the years 2006, 2007 and 2008 per his employment agreement which we have estimated at 15,618,687 shares or a price of $.009, $.0088 and $.0025 for the years 2006, 2007 and 2008 respectively. Mr. DeLozier was also granted an option (subject to shareholder approval) exercisable at $0.0011 per share to purchase 100 million shares of our common stock on October 7, 2009. This option will be void ab initio if the Plan is not approved by the Company’s shareholders before October 7, 2010 and is therefore not included in Mr. DeLozier’s beneficial ownership.

(4)	On February 6, 2007, we paid Mr. Madsen a convertible note as consideration for a contractual obligation in the amount of $50,000 which is convertible, at his option to 5,555,555 common shares . On April 1, 2009, this note was increased by $25,000 to $75,000 to include a contractual obligation from 2008. The principal and interest amount of this note ($86,548 as of September 30, 2009) is payable in cash or is convertible into shares of our common stock at $0.009 per share (the closing price for our common stock on February 6, 2007 for the $50,000 portion) and $.0025 per share (for the $25,000 portion) . On February 5, 2010, Mr. Madsen accrued an additional $25,000 in stock payable to him at $.0009 per share. Mr. Madsen was granted an option (subject to shareholder approval) exercisable at $0.0011 per share to purchase 75 million shares of our common stock on October 7, 2009. This option will be void ab initio if the Plan is not approved by the Company’s shareholders before October 7, 2010 and is therefore not included in Mr. Madsen’s beneficial ownership.

(5)	Mr. Wilson has been granted options to purchase 120,265,623 shares of our common stock which are exercisable at prices between $0.00096 and $0.00718. These options are vested, but do not have any voting rights. Mr. Wilson was granted an option (subject to shareholder approval) exercisable at $0.0011 per share to purchase 80 million shares of our common stock on October 7, 2009. This option will be void ab initio if the Plan is not approved by the Company’s shareholders before October 7, 2010 and is therefore not included in Mr. Wilson’s beneficial ownership.

(6)	Mr. Riveros was granted an option (subject to shareholder approval) exercisable at $0.0011 per share to purchase 10 million shares of our common stock on October 7, 2009. This option will be void ab initio if the Plan is not approved by the Company’s shareholders on or before October 6, 2010 and is therefore not included in Mr. Riveros’ beneficial ownership.

Security Ownership of Certain Beneficial Owners

        The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by each person (other than the directors and executive officers of the Company) was known to own beneficially, more than 5% of the outstanding voting shares of common stock. To the extent any of the named shareholders own shares of Series B Stock, Series C Stock, or Series D Stock, or other derivative securities that are exercisable into shares of our common stock or grant the holder voting power these securities are included in that shareholders’ beneficial ownership (as required by Rule 13d-3(a)) at their conversion ratios and explained in the notes to the table. The percentage of common stock states the percentage of beneficial ownership of voting shares.

Name and Address of Beneficial Owner	Amount and Beneficial Ownership (1)	Percent of Common Stock (1)

Golden Eagle Mineral Holdings, Inc. Chancery Court, Leeward Highway Privdenciales Turks and Caicos Islands	1,204,656,250(2)	25.76%

Edmundo Arauz Jaimes Freire, 4 Norte Calle Las Jardineras #16 Santa Cruz de la Sierra, Bolivia	586,712,500(3)	12.55%

Lone Star Equity Group, LLC 6222 Richmond Ave. Suite 540 Houston, TX 77057	279,408,000(4)	5.98%

Dewey L. Williams 6860 N. Dallas Pkwy, Suite 200 Plano, TX 75024	268,211,750(5)	5.74%

Total as a group	2,338,988,500	50.03%

(1)	Calculated in accordance with Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934 and Item 403 of Regulation S-K. Because certain Golden Eagle securities held by the beneficial holders are convertible into common shares or grant the holder voting rights these securities are included in the beneficial ownership of the given beneficial holder. Of note, all outstanding shares of Golden Eagle’s preferred stock are entitled to vote as a single class with the common stock.

(2)	Consists of: 11,250,000 shares of common stock; one share of Series C Stock which is entitled to vote as a single class with the common stock and has 487,746,250 votes per share, but is not currently convertible into common stock; and 282,264 shares of Series D Stock with each share being entitled to 2,500 votes, but is not currently convertible into common stock..

(3)	Consists of 224,955 shares of Series D Stock which is entitled to vote as a single class with the common stock with each share being entitled to 2,500 votes per share, but is not currently convertible into common stock.

(4)	Consists of 91,908,000 shares of common stock and 75,000 shares of Series D Stock which is entitled to vote as a single class with the common stock and is entitled to 2,500 votes per share, but is not currently convertible into shares of common stock.

(5)	Consists of 164,211,750 shares of common stock and a convertible debenture issued in March 2009 that is currently convertible into 104 million shares of common stock at $0.005 per share.

Change of Control Arrangements

        There are not any plans or arrangement known to Golden Eagle that will result in a change of control at Golden Eagle.

PROPOSAL 1
AUTHORIZATION FOR THE BOARD TO EFFECT A
REVERSE STOCK SPLIT

General Description

        You are being asked to vote to grant the Board of Directors the authority to effect a 1-for-500 reverse stock split of all outstanding shares of our common stock. This proposed reverse stock split will not, if completed, reduce the number of authorized shares of common stock. If the proposal is approved by shareholders, the Board of Directors intends to complete the reverse stock split promptly thereafter by filing the required notice with the Financial Industry Regulatory Authority and then filing an amendment to our Articles of Incorporation with the Secretary of State of the State of Colorado. The following summary is qualified by reference to the amendment to our Articles of Incorporation.

Proposed Amendment to our Articles of Incorporation

        An amendment to our Articles of Incorporation is required to effect a reverse stock split of our outstanding common stock. At the meeting, we will ask our shareholders to consider and approve the following motion:

The Corporation is authorized to amend Article Fourth of its Articles of Incorporation to effect a reverse stock split of its outstanding common stock (but not its authorized common stock or its preferred stock) so that each outstanding share of common stock is divided by 500. Such authority will terminate unless the articles of amendment to the Company’s Articles of Incorporation are filed by December 31, 2010.

        The amendment to our Articles of Incorporation will read substantially as follows and will be added to our “Article Fourth”:

When this amendment of Article Fourth is filed with the Colorado Secretary of State (the “Effective Time”) and without any further act by the Corporation of the holder of any outstanding shares, each 500 shares of our common stock issued and outstanding immediately before the Effective Time shall be and is hereby automatically combined, reclassified, and changed (by way of reverse stock split), into one share of common stock; provided that no fractional shares of common stock shall be issued as a result of the reverse stock split in respect of any shares of common stock held by any holder in a discrete account, whether of record or with a nominee, and all fractional shares owned by each holder of record will be aggregated and to the extent, after aggregating all fractional shares, any registered holder is entitled to a fraction of a share, such holder shall be entitled to receive one whole share in respect of such fraction of a share which whole share will be legally and validly authorized, fully-paid and non-assessable.

The remaining portion of Article Fourth will continue to read as it does presently:

The aggregate number of Common Shares which the Corporation shall have the authority to issue is Two Billion (2,000,000,000), all of one class and all with a par value of $.0001 per share; the aggregate number of Preferred Shares which the Corporation shall have the authority to issue is Ten Million (10,000,000), all with a par value of $.01 per share and of such classes and with such preferences as the Corporation’s Board of Directors may determine from time to time.

        The shares of Series A Stock, Series B Stock, Series C Stock, and Series D Stock will remain authorized, although the conversion ratios and prices will be proportionately adjusted to reflect the reverse stock split. The Board of Directors may, in its discretion, file an amendment to the Company’s Articles of Incorporation cancelling the Series A Stock and reducing the number of authorized shares of its Series B Stock, Series C Stock and/or Series D Stock to that actually outstanding. In such case, the shares will be returned to authorized but undesignated preferred stock.

Effect of the Reverse Stock Split

Common Stock

        The reverse stock split will have no impact on the number of shares authorized under our Articles of Incorporation. However, the number of shares of common stock that are issued and outstanding would be reduced by a factor of 500 as reflected in the following table:

	Outstanding	Authorized	Remaining to be issued
Common
before split	1,975,050,944	2,000,000,000	24,949,056
after split	3,950,102	2,000,000,000	1,996,049,898

        As described in the table above, since we are not reducing the total authorized number of shares of common stock under our articles of incorporation, we will have the ability to issue more than 1.9 billion shares of our common stock which might significantly dilute the ownership of our current shareholders if we issue the additional shares that become available for issuance.

        Following the reverse stock split, each share of common stock will have the same rights and privileges under our Articles of Incorporation as each share of common stock that is currently authorized for issuance. We believe that the availability of additional authorized shares of common stock will provide us with:

o	The ability to meet our obligations to the holders of our Series B, Series C and Series D stock, convertible debentures, and option and warrant holders;

o	Additional flexibility, including the ability to issue common stock for a variety of purposes, including, among others, the sale of common stock to obtain additional funding, the exchange of outstanding indebtedness for common stock or the use of common stock for equity compensation; and

o	A more attractive and less complex capital structure which may result in the Company being more attractive to potential investors and when (and if) we are ready to be listed on an exchange.

        We currently do not have any plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any shares of additional authorized common stock except in connection with conversion of our preferred stock and certain outstanding debentures, and exercise of outstanding warrants and options. While we believe it is likely that at least certain of the holders of our preferred stock (and other convertible securities) would convert their shares into common stock, the right to convert is at the option of the holder(s). Below is a summary of how many shares of common stock would be issued and outstanding (or reserved for issuance) if the reverse stock split is affected, and assuming the conversion or exercise of all of our currently outstanding convertible securities:

Common Stock	3,950,102
Outstanding upon Conversion of the Series A Stock	0	No shares outstanding
Outstanding upon Conversion of the Series B Stock	40,000	Convertible at the option of the holder
Outstanding upon Conversion of the Series C Stock	975,493	Automatically convertible upon authorizing sufficient common stock
Outstanding upon Conversion of the Series D Stock	3,696,095	Automatically convertible upon authorizing sufficient common stock
2009 Revised Equity Compensation Plan	1,500,000	Subject to shareholder approval
Other outstanding options and warrants	240,531	Exercisable at prices from $0.00718 to $0.00096, expiring in 2011 through 2012 (as adjusted for the reverse stock split)
Outstanding convertible debentures	327,445	Convertible at prices from $0.002 to $0.0005 (as adjusted for the reverse stock split)
Common stock payable	120,363	Issuable at prices from $.0025 to $.0009 (as adjusted for the reverse split)
Total	10,850,029

        Following the completion of the reverse stock split, therefore (assuming it is approved by the shareholders), there will be a total of 10,850,029 shares of common stock outstanding or reserved for issuance, and 1,989,149,971 shares of authorized common stock that is neither issued nor reserved for issuance. Although we have no other immediate plans at the present time to issue additional shares of common stock, it is likely that we will issue additional shares in the future.

        Preferred Stock

        We have issued shares of our preferred stock for various reasons. Currently we have three classes of preferred stock issued and outstanding, Series B, Series C, and Series D Stock. The rights and privileges of each class were separately negotiated with the holders at the time of issuance and were based on factors such as the market value of the Company's common stock at the time of issuance. In summary:

o	In 2005, we designated 3,500,000 shares stock as non-voting Series A convertible preferred stock. When issued, dividends will accrue at 8% per year. Preferred shares and accrued interest are convertible into common stock at the rate that is contingent upon the future trading price of the Company's common shares. Should any Series A Stock be issued, it would now be redeemable at $1.00 per share. There are no shares of Series A Stock outstanding, and none have ever been issued.

o	In December 2006 we designated 4,500,000 shares of our Series B Stock and issued 1,988,588 shares to four accredited investors to settle debts owed to those investors as we were unable to pay those debts in accordance with our obligations. Included in that debt was $ 1,251,089 that we owed to Golden Eagle Mineral Holdings, Inc. ("GEMH") who is currently our largest shareholder. Each share of Series B Stock was issued in consideration for $1.00 per share which was paid through the satisfaction of indebtedness. Later in 2007 we issued additional shares of Series B Stock at $1.00 per share both in consideration for cash (in capital raising transactions) and to satisfy other Company indebtedness (including 936,960 shares issued in consideration for another $936,960 that we owed to GEMH). Each share of Series B Stock is convertible into 250 shares of Company common stock, however because at the time of its issuance we did not have any common stock available for issuance, the holder's ability to convert the Series B Stock into common stock was initially contingent upon additional shares of our common shares being available for issuance. In September 2007, we increased our authorized common stock. Since 2007 certain holders of our Series B Stock have converted their shares into common stock and there remain only 80,000 shares of our Series B Stock outstanding. Currently there are (3) holders of our Series B Stock, including Steve Olsen with 30,000 shares, Joseph Smith with 25,000 shares and Stuart Rubin with 25,000 shares. We have not issued any shares of our Series B Stock since 2007.

o	The single share of Series C Stock was issued on December 29, 2008 to GEMH in exchange for its surrender for cancellation of 487,746,250 shares of our common stock. GEMH (our largest single shareholder) agreed to surrender this transaction so that we could have shares of our common stock available for issuance. The single share of Series C Stock is convertible into 487,746,250 shares of our common stock, but only upon the Company either increasing its authorized capital to 4 billion shares or effecting a reverse stock split that results in the number of shares of authorized common stock being equal to at least two times the number of issued shares upon completion of the reverse stock split.

o	On July 6, 2009 we designated 999,000 shares of our preferred stock as Series D Stock and issued 794,450 shares to seven accredited investors in satisfaction of debt owed to those investors as we were unable to pay that debt in accordance with our obligations. Each share of Series D Stock is convertible into 2,500 shares of our common stock but only upon the Company either increasing its authorized capital to 5 billion shares or effecting a reverse stock split that results in the number of shares of authorized common stock being equal to at least two times the number of issued shares upon completion of the reverse stock split. There are currently 739,219 shares of Series D Preferred Stock outstanding held by seven Series D stockholders, being GEMH with 282,654 shares, Jose Edmundo Arauz with 224,955 shares, the Virginia Penrod Living Trust with 50,000 shares, Robert Chramosta with 75,000 shares, Meridian International Holdings, SA with 40,000 shares, Lone Start Equity Group, LLC with 60,000 shares and Sierra West Capital, LLC with 7,000 shares.

        If the proposed reverse stock split is affected the reverse stock split would not affect the number shares of any class of our preferred stock that is issued and outstanding, although the reverse stock split would affect the number of shares into which the various series of preferred stock are convertible. However, as noted above the holders of our Series C and Series D Stock cannot convert their shares into common stock until the Company increases the number of shares of common stock available for issuance. Upon the reverse stock split being affected each of our outstanding classes of preferred stock would become convertible into shares of our common stock. Any conversions of any of our outstanding classes of preferred stock into common stock would have a dilutive effect on our common stock holders.

        Each class of our outstanding classes of preferred stock (being Series B, Series C, and Series D) provide that the conversion rate is subject to dilution adjustments, including an adjustment for combinations of our common stock (such as by a reverse stock split). If the 1-for-500 reverse stock split is affected the one share of Series C Stock currently outstanding would not be adjusted for the reverse stock split, however, the number of shares for which that single share of Series C Stock is convertible would be proportionately adjusted to 975,493. Similarly, each of our currently outstanding classes of preferred stock has voting rights but the voting rights of only certain classes of our preferred stock would be proportionately adjusted if the 1-for-500 reverse stock split is effected.

        Following the reverse stock split, each share of preferred stock will have the same rights and privileges under our certificate of incorporation as existed prior to the reverse split. To this end, the reverse stock split would not affect the existing voting rights of the each class of our preferred stock. Instead, the voting rights as negotiated and defined in the each class of preferred stock's certificate of designation will remain as originally set forth. The voting rights of the holder(s) would only be changed if and when the holders convert their shares into common stock. The below table summarizes how the voting rights of each class of our outstanding preferred stock would be adjusted if the 1-for-500 reverse stock split is effected and if the holders of each class of preferred stock then converted their shares into common stock:

	Shares outstanding before reverse split	Total Votes Attributable to Pre-Split Shares	Total Votes Attributable to Post- Split Shares Assuming Conversion into Common Stock

Series B Stock (1)	80,000	20,000,000	40,000
Series C Stock (2)	1	487,746,250	975,493
Series D Stock(3)	739,219	1,848,047,500	3,696,095

(1)	Each share of Series B Stock is convertible into 250 shares of common stock and is entitled to 250 votes per share. While the conversion ratio is subject to adjustment upon a reverse stock being affected, the voting rights of each outstanding share of Series B Stock are not. Thus, the voting power of the Series B Stock will only decrease after the reverse stock split is affected if the Series B holder(s) convert their Series B shares into shares of common stock.

(2)	The single outstanding share of Series C Stock is convertible into 487,746,250 shares of common stock and entitled to a number of votes equal to the number of shares of common stock into which the Series C Stock is convertible. If the reverse stock split is affected the voting power of the Series C Stock will be proportionally reduced regardless of whether the holder converts the share into common stock.

(3)	Each share of Series D Stock is convertible into 2,500 shares of common stock and is entitled to 2,500 votes per share. While the conversion ratio is subject to adjustment upon a reverse stock being affected, the voting rights of each outstanding share of Series B Stock are not. Thus, the voting power of the Series D stock will only decrease after the reverse stock split if affected if the Series D holder(s) convert their Series D shares into shares of common stock.

Anti-Takeover Effects.

        The effective increase in our authorized shares caused by a reverse stock split could potentially be used by management to thwart a take-over attempt. The over-all effects of this proposal might be to render it more difficult or discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s securities and the removal of incumbent management. The proposal could make the accomplishment of a merger or similar transaction more difficult, even if it is beneficial to shareholders. Management could issue additional shares of common stock to resist or frustrate a third-party transaction that might be favored by a majority of shareholders.

        However, the reverse tock split is being proposed for the reasons stated below, and is not the result of management’s knowledge of an effort to accumulate the issuer’s securities or to obtain control of the issuer by means of a merger, tender offer, solicitation or otherwise.

        Except for the possibility of the issuance of preferred stock, neither the Company’s charter nor its by-laws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Company’s Articles of Incorporation or By-laws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Reasons for the Reverse Stock Split

        Our Articles of Incorporation currently provide that we have 2 billion common shares authorized for issuance. As the date of the Record Date , we had 1,975,050,944 shares of our common stock outstanding and do not have a sufficient number of authorized shares to permit the holders of certain of our securities that are convertible into shares of common stock to convert those securities. This, combined with the very low market price of our common stock significantly limits (if not eliminates) our ability to issue shares of our common stock (or other derivate securities) for various general corporate such as capital raising, debt settlement, compensation, and for use in potential corporate transactions. The current low market price also precludes the Company from listing its stock on an exchange and makes the Company’s securities less attractive to the brokerage community, institutional investors, professional investors and other members of the investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint.

        Our auditors issued a going concern opinion on our audited financial statements for the fiscal year ended December 31, 2008 as we had a significant working capital deficit and we had substantial losses since our inception, and we expect the auditors to issue a similar opinion for our 2009 fiscal year. These and other matters raise substantial doubt about our ability to continue as a going concern. If the reverse stock split is affected we will have additional shares of common stock available for issuance. Further, our capitalization structure will be simplified if all, or even a portion of, the holders of our preferred stock convert their shares of preferred stock into common stock which they are currently not able to do. Additionally, if the reverse stock is effected the market price of our common stock is likely to increase. The Board of Directors believes that a smaller and less complicated capital structure will be more attractive to the public marketplace and to prospective investors than the existing capital structure with over 1.9 billion shares outstanding and various classes of preferred stock which are convertible into a significant number of shares of common stock. As such, affecting the reverse stock may help us address our short term liquidity shortages and is the primary reason the reverse stock split is being proposed to our shareholders. However, in the long term the Company’s success is dependent on its ability to identify and successfully execute upon a business opportunity.

        Shareholders should recognize that if a reverse split is effectuated, they will own a fewer number of shares than they currently own. While we expect that a reverse split would result in an increase in the market price of our common stock, an increase is dependent upon many factors, including our performance, prospects and other factors, some of which are unrelated to the number of shares outstanding. To the extent that any increase in the market price of our common stock following a 500:1 reverse split is less than 500 times the price immediately before the split, our shareholders will have lost value. The history of reverse stock splits in other companies indicates that the market price will likely increase, but may not increase by the full amount of the split multiple. Thereafter, market price generally reflects general market conditions and company performance.

        Another factor that should be considered by shareholders in voting for the reverse stock split is that there will be significantly fewer shares outstanding and (therefore) the liquidity of Golden Eagle’s common stock in the market could be adversely affected. In addition, a reverse split would likely increase the number of shareholders of Golden Eagle’s who own odd lots (fewer than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales.

Timing, Procedure and Effective Date

        To effect a reverse stock split, the Board would first notify the regulatory authorities as required by SEC Rule 10b-17, and then complete the reverse stock split by filing articles of amendment with the Colorado Secretary of State. No further action on the part of shareholders will be required to either implement (or abandon) a reverse stock split. If this proposal is approved and the Board of Directors does not implement the reverse stock split prior to December 31, 2010, the shareholders’ approval of a reverse stock split will terminate.

        If the shareholders approve this proposal and the Board of Directors decides to implement a reverse stock split at any time prior to December 31, 2010, we will file an amendment with the Secretary of State of the State of Colorado to amend our existing Articles of Incorporation. A reverse stock split will become effective on the date of filing of the amendment, which is referred to as the “effective date.” As soon as practicable after the effective date, the Company will announce that the reverse stock split has been affected. Golden Eagle’s s transfer agent, TranShare Corporation will act as the “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal Golden Eagle sends to its shareholders. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

        The text of the Amendment is set forth above and is subject to modification to include such changes as may be required by the Secretary of State of the State of Colorado and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

        A reverse stock split would be affected simultaneously for all of our outstanding common stock and would affect all of our common shareholders uniformly. Although the reverse stock split by itself will not affect any shareholder’s percentage ownership interests in Golden Eagle, if the holders of any or all of our outstanding convertible securities (including our various classes of preferred stock) convert their securities into common stock, our common shareholders respective ownership percentages will decrease. Common stock issued and outstanding before the reverse stock split would remain fully paid and non-assessable.

Fractional Shares.

        If a reverse stock split is implemented by the Board, Golden Eagle will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. We will issue one additional whole share to shareholders who would otherwise be entitled to a fractional share. If the same shareholder is the owner of shares under multiple share certificates, then the number of shares we will issue in connection with the reverse stock split shall be computed on the basis of the aggregate shares owned under all certificates.

        Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, sums due for fractional interests that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

        The reverse stock split will not impact the amounts reported as common stock or total shareholders’ equity on Golden Eagle’s balance sheet. The per share net income or loss and net book value of Golden Eagle’s common stock will be increased because there will be fewer shares of Golden Eagle’s common stock outstanding.

Unavailability of Dissenter’s Rights

        No appraisal or dissenters’ rights are available to shareholders who vote against the reverse stock split under Colorado law or under the Company’s Articles of Incorporation or Bylaws for his or her fractional share that will be cashed out in the reverse stock split. Other rights or actions may be available under Colorado law or federal and state securities laws for shareholders who can demonstrate that they have been damaged by the reverse stock split.

Material Federal Income Tax Consequences

        The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to the holders of GEII shares. This summary addresses only such shareholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, holders who received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and foreign shareholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Our view regarding the tax consequences of a reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH THE SHAREHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

        No gain or loss will be recognized by a shareholder upon such shareholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

Vote Required

        The affirmative vote of the holders of a majority of the votes cast at the meeting (including the common stock, Series B Stock, Series C Stock and Series D Stock) will be required to approve the authorization of the Board of Directors to effect the reverse stock split by amendment of the Company’s Articles of Incorporation. The Board of Directors of GEII recommends that shareholders vote FOR this Proposal to authorize the Board to effect a reverse stock split. Unless otherwise specified, the enclosed proxy will be voted “FOR” approval of the reverse stock split.

PROPOSAL 2
ADOPTION OF REVISED 2009 EQUITY INCENTIVE PLAN

        On October 7, 2009, our Board of Directors adopted the Golden Eagle International, Inc. Revised 2009 Equity Incentive Plan (the “Plan”), under which a maximum of 750,000,000 shares of common stock (1,500,000 shares if the reverse stock split is approved) are reserved for issuance upon the exercise of options (“Options”) or the grant of stock bonuses (“Bonuses”) under the Plan. We have not attached a copy of the Plan to this proxy statement. However, the Plan, along with other materials related to this Special Meeting is available on-line at www.geii.com/proxyinformation. Additionally, a copy of the Plan is included with a current report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2009. The following summary is qualified by reference to the Plan.

        The Plan includes two types of Options. Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) are referred to as “Incentive Options.” Options which are not intended to qualify as Incentive Options are referred to as “Non-Qualified Options.” Bonuses, which may also be granted under the Plan, are the outright issuance of shares of Common Stock. Adoption of the Plan and the grant of the options thereunder are contingent on receiving shareholders’ approval of the Plan.

        The Company currently has in place the 2008 Employees and Consultants Stock Compensation Plan. However, our officers, directors and affiliates cannot participate in this plan. The Company’s Board of Directors adopted an equity compensation plan in March of 2009 and granted options pursuant to that plan. However, that plan and all options granted pursuant to it were subject to shareholder approval by March 2010, and the Board does not intend to submit the plan or the options to the shareholders for approval and therefore the plan and the options can be considered to be void ab initio.

        The Plan is intended to provide incentives to officers, employees and other persons, including consultants and advisers, who contribute to the success of Golden Eagle by offering them the opportunity to acquire an ownership interest in it. The Board of Directors believes that this also will help to align the interests of our management and employees with the interests of shareholders. The terms of the Plan concerning the Incentive Options and Non-Qualified Options are substantially the same except that only employees of Golden Eagle are eligible to receive Incentive Options. Non-Qualified Options may be granted to employees, officers and consultants of Golden Eagle. Shareholder approval of the Plan is sought:

(i)	To satisfy the contingency to the Board’s adoption of the Plan; and

(ii)	To permit the issuance of Options which will qualify as Incentive Options pursuant to the Code.

        The number of shares reserved for issuance under the Plan is a maximum aggregate so that the number of Incentive Options and/or Non-Qualified Options that may be granted reduces the number of Bonuses which may be granted, and vice versa.

Administration of the Plan

        Because the Company does not have a separate compensation, or similar committee, the Plan is administered by the Board of Directors. In addition to determining who will be granted Options or Bonuses, the Board of Directors has the authority and discretion to determine when Options and Bonuses will be granted and the number of Options and Bonuses to be granted. The Board of Directors also may determine a vesting and/or forfeiture schedule for Bonuses and/or Options granted, the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the agreements, certificates or other instruments evidencing grants made under the Plan. The Board of Directors may determine the purchase price of the shares of common stock covered by each Option and determine the Fair Market Value per share. The Board of Directors also may impose additional conditions or restrictions not inconsistent with the provisions of the Plan. The Board of Directors may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. If the number of shares reserved under the Plan is increased shareholder approval will be sought on the amendment to increase the shares reserved if required by any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable.

        The Board of Directors also has the power to interpret the Plan and the provisions in the instruments evidencing grants made under it, and is empowered to make all other determinations deemed necessary or advisable for the administration of it.

Eligibility

        Participants in the Plan may be selected by the Board of Directors from employees and officers of, and consultants and advisors to, the Company and its subsidiary and affiliated companies. The Committee may take into account the duties of persons selected, their present and potential contributions to the success of the Company and such other considerations as the Committee deems relevant to the purposes of the Plan. As of the Record Date, there are approximately 19 employees and other persons who are eligible to participate in the Plan.

        The grant of Options or Bonuses under the Plan does not confer any rights with respect to continuation of employment, and does not interfere with the right of the recipient or the Company to terminate the recipient’s employment, although a specific grant of Options or Bonuses may provide that termination of employment or cessation of service as an employee, officer, or consultant may result in forfeiture or cancellation of all or a portion of the Bonuses or Options.

Adjustment; and Effect of the Proposed Reverse Stock Split

        In the event a change, such as a stock split, is made in our capitalization which results in an exchange or other adjustment of each share of common stock for or into a greater or lesser number of shares, appropriate adjustments will be made to the number of shares available for issuance under the Plan, any unvested Bonuses, and in the exercise price and in the number of shares underlying each outstanding Option. Accordingly, if Proposal No. 1 is approved by our shareholders at the Special Meeting, and we then affect the one-for-500 reverse stock split, the number of shares available for issuance under the Plan will be proportionately reduced to 1,500,000. Further, with respect to any options granted under the Plan prior to the reverse split being effected will be proportionately adjusted both the number of shares and exercise price of those options will also be proportionately adjusted in the same ratio.

        The Board of Directors also may make provisions for adjusting the number of Bonuses or underlying outstanding Options in the event we effect one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of our outstanding Common Stock. Options and Bonuses may provide that in the event of the dissolution or liquidation of the Company, a corporate separation or division or the merger or consolidation of the Company, the holder may exercise the Option on such terms as it may have been exercised immediately prior to such dissolution, corporate separation or division or merger or consolidation; or in the alternative, the Committee may provide that each Option granted under the Plan shall terminate as of a date fixed by the Board of Directors.

Other Provisions

        The exercise price of any Option granted under the Plan must be no less than 100% of the “fair market value” of our Common Stock on the date of grant. Any Incentive Stock Option granted under the Plan to a person owning more than 10% of the total combined voting power of the Common Stock shall be at a price of no less than 110% of the Fair Market Value per share on the date of grant.

        The exercise price of an Option may be paid in cash, in shares of our Common Stock or other property having a fair market value equal to the exercise price of the Option, or in a combination of cash, shares and property. The Committee shall determine whether or not property other than cash or Common Stock may be used to purchase the shares underlying an Option and shall determine the value of the property received.

Income Tax Consequences of the Plan

        The Incentive Options issuable under the Plan are structured to qualify for favorable tax treatment to recipients provided by Section 422 of the Code. Pursuant to Section 422 of the Code, Optionees will not be subject to federal income tax at the time of the grant or at the time of exercise of an Incentive Option. In addition, provided that the stock underlying the Option is not sold within two years after the grant of the Option and is not sold within one year after the exercise of the Option, then the difference between the exercise price and the sales price will be treated as long-term capital gain or loss. An Optionee also may be subject to the alternative minimum tax upon exercise of his Options. We will not be entitled to receive any income tax deductions with respect to the granting or exercise of Incentive Options or the sale of the Common Stock underlying the Options. The exercise price of Incentive Options granted cannot be less than the fair market value of the underlying Common Stock on the date the Options were granted. In addition, the aggregate fair market value (determined as of the date an Option is granted) of the Common Stock underlying the Options granted to a single employee which become exercisable in any single calendar year may not exceed the maximum permitted by the Code for Incentive Options. This amount currently is $100,000. No Incentive Option may be granted to an employee who, at the time the Option would be granted, owns more than ten percent of the outstanding stock of Golden Eagle unless the exercise price of the Options granted to the employee is at least 110 percent of the fair market value of the stock subject to the Option and the Option is not exercisable more than five years from the date of grant.

        Non-Qualified Options will not qualify for the special tax benefits given to Incentive Options under Section 422 of the Code. An Optionee does not recognize any taxable income at the time he or she is granted a Non-Qualified Option. However, upon exercise of the Option, the Optionee recognizes ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The ordinary income recognized by the Optionee will be treated as compensation and will be subject to income tax withholding by the Company (if any employee) or self-employment tax (if a non-employee). Upon an Optionee’s sale of shares acquired pursuant to the exercise of a Non-Qualified Option, any difference between the sale price and the fair market value of the shares on the date when the Option was exercised will be treated as long-term or short-term capital gain or loss. Upon an Optionee’s exercise of a Non-Qualified Option, we will be entitled to a tax deduction in the amount recognized as ordinary income to the Optionee (provided that then we effect withholding with the respect to the deemed compensation if the Optionee is an employee).

        With respect to Bonuses, generally, a grantee will recognize as ordinary income the fair market value of the Bonuses as of the date of receipt. If the grantee is an employee, then the grant is compensation and will be subject to income tax withholding by us (if an employee) or self-employment tax (if a non-employee).

Options Granted Under the Plan To Date

        At the time of adoption of the Plan, the Board also granted certain options to a number of Golden Eagle officers, key employees, and consultants. The options were granted subject to shareholder approval of the Plan and the availability of sufficient authorized and unissued common shares. If the shareholders do not approve the Plan by October 7, 2010, the options granted to the officers and key employees will be void. These options have an exercise period of three years from the date of grant (that is, through October 7, 2012) at an exercise price of $0.0011 per share (the average of the closing price for the 10 trading days prior to October 7, 2009, plus an additional 10% above that average price). The Board considered several factors in granting the options to our executives and key employees such as length of service; sacrifices made during the period of service, such as deferring salary, voluntary reductions in salary, forgiveness of significant salary arrearages for the benefit of the Company, the past; and ongoing contribution made to maintaining the Company in operation despite significant challenges. The following table sets forth summary information as to options granted under the Plan:

Name and Position	Dollar Value ($)	Number of Options (1)
Terry C. Turner, Chief Executive Officer, President and Chairman	*	200,000,000

Harlan (Mac) DeLozier, Vice President for Bolivian Operations and Director	*	100,000,000

Tracy A. Madsen, Vice President for U.S. Administration, Chief Financial Officer, Corporate Secretary and Treasurer	*	75,000,000
Alvaro Riveros, Director	*	10,000,000
Blane W. Wilson, Chief Operating Officer	*	80,000,000

Executive Group	*	455,000,000
Non-Executive Director Group	*	10,000,000
Non-Executive Officer Employee Group	*	52,800,000

(1)     The numbers describing these option grants reflect the current number of shares underlying the option grants. If Proposal No. 1 is approved by the shareholders and the 1-for-500 reverse stock split is effected the number of shares underlying these option grants will be proportionately adjusted.

* Not determinable, all option grants are subject are subject to shareholder approval.

Vote Required and Recommended

        The affirmative vote of the holders of a majority of the votes cast at the meeting (including the common stock, Series B Stock, Series C Stock and Series D Stock) will be required to approve the Plan, which includes approval of the Options granted under the Plan. The Board of Directors of GEII recommends that shareholders vote FOR this Proposal. Unless otherwise specified, the enclosed proxy will be voted “FOR” the adoption of the Plan described in this Proposal.

PROPOSAL 3 and PROPOSAL 4

APPROVAL OF THE TERMS OF THE EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN GOLDEN EAGLE AND TERRY C. TURNER
AND
APPROVAL OF THE TERMS OF THE EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN GOLDEN EAGLE AND TRACY A. MADSEN

        On October 7, 2009 the Company’s Board of Directors approved the terms of employment agreements between the Company and:

1)	Terry C. Turner, the Company’s Chief Executive Officer, President and Chairman of the Board of Directors (the “Turner Agreement”); and

2)	Tracy A. Madsen, the Company’s Chief Financial Officer and Vice President of U.S. Administration (the “Madsen Agreement”).

        On October 7, 2009 the parties executed and delivered both the Turner Agreement and the Madsen Agreement. Both the Turner Agreement and the Madsen Agreement are subject to the receipt of shareholder approval on or before October 7, 2010, although the approval of one is not dependent on the approval of the other.

        Except as described below, the material terms of both the Turner Agreement and Madsen Agreement are substantially similar. Collectively the Turner Agreement and Madsen Agreement are referred to in this proxy statement as the “Agreements” and Mr. Turner and Mr. Madsen are collectively referred to as the “Executive.” We are asking our shareholders to consider each of the Agreements independently of the other agreement and they are being presented as two separate proposals. A vote for or against the approval of one of the agreements does not constitute a vote for or against approval of the other.

        Overview of the Agreements

        Terry C. Turner, President and Chief Executive Officer. Mr. Turner has served an executive officer of Golden Eagle since 1997. Further, at times he has endured personal sacrifices on behalf of the Company including deferring salary and extending personal loans to the Company. The Board of Directors believes Mr. Turner is integral to the Company’s current operations and its prospects going forward. As such, the Board of Directors believes it is in the Company’s best interests to take steps to try to ensure Mr. Turner remains with the Company and as such entered into the Turner Agreement.

        Tracy A. Madsen, Chief Financial Officer. Mr. Madsen has served an executive officer of Golden Eagle since 2003. Mr. Madsen has been a long standing Company executive officer. Further, at times he has endured personal sacrifices on behalf of the Company including deferring salary and other compensation arrangements. The Board of Directors believes Mr. Madsen is integral to the Company’s current operations and its prospects going forward. As such, the Board of Directors believes it is in the Company’s best interests to take steps to try to ensure Mr. Madsen remains with the Company and as such entered into the Madsen Agreement. Although there is currently an existing agreement in place between Mr. Madsen and the Company whereby Mr. Madsen receives an annual bonus of $25,000 payable in restricted Company stock for each year of employment, the Board of Directors believes this arrangement is not a sufficient retention mechanism and is inadequate for an executive of Mr. Madsen’s experience. This compensation arrangement will be terminated upon the Madsen Agreement being approved by our shareholders.

        Common Terms of the Agreements

        If they become effective following shareholder approval, the Agreements are each for an initial three-year term and will renew for successive one year terms unless terminated by the Company or the Executive. Each of the agreements provide that the salaries payable to Messrs. Turner and Madsen at their current rate of salary (a base salary of $180,000 for Mr. Turner and a base salary of $110,000 for Mr. Madsen). The Agreements provide that the Executive is eligible to receive a discretionary cash bonus based on the Company’s business and results are eligible to participate in the Company’s equity based compensation plans and to receive other standard employee benefits. The Agreements impose restrictive covenants on the Executive, such as confidentiality obligations and non-solicitation restrictions.

        Potential Severance Payments.

        If the Agreements are terminated by the Company without cause, or not as a result of the Executive’s death or disability the Executive is entitled to a severance payment equal to the Executive’s base salary at the rate in effect on the termination date for a period of six months, plus one month for each year that Executive has been with the Company, or through expiration of the Agreement’s original term, whichever is a shorter period of time. However, in no event will the Executive be entitled to less than six months of severance pay.

        The Agreements also provide for a severance payment upon a “change of control event” or if the Agreements are terminated by the Executive for “good reason.” The severance to be paid to each of Mr. Turner and Mr. Madsen upon a change of control event or upon the Agreement being terminated for good reason is calculated using the greater of:

1)	An amount equal to the Executive’s base salary at the rate in effect on the termination date for a period of six months, plus one month for each year that the Executive has been with the Company, or through expiration of the Agreement’s original term, whichever is a shorter period of time; and

2)	An amount equal to a multiple of the sum of (a) the Executive’s then current annual base salary plus (b) the amount of the most recent discretionary bonus paid to the Executive (if any) less applicable withholding. The multiple for Mr. Turner is two, and for Mr. Madsen, one.

        For the purposes of the Agreements the term “change of control” is defined as the happening of any of the following:

(i)	Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Golden Eagle representing more than 50% of the total voting power represented by Golden Eagle’s then outstanding voting securities without the approval of not fewer than two-thirds of the Board of Directors of Golden Eagle voting on such matter, unless the Board of Directors specifically designates such acquisition to be a change of control;

(ii)	A merger or consolidation of Golden Eagle whether or not approved by the Board of Directors of Golden Eagle, other than a merger or consolidation that would result in the voting securities of Golden Eagle outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Golden Eagle or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Golden Eagle approve a plan of complete liquidation of Golden Eagle or an agreement for the sale or disposition by Golden Eagle of all or substantially all of Golden Eagle’s assets; or

(iii)	As result of the election of members to the Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors as of the effective date of the agreement (including Executive as a member of the Board of Directors as of the Effective Date), except in the event that such slate of directors is proposed by Golden Eagle itself.

        For the purpose of the Agreements “good reason” includes: a material breach of the Agreement or other terms of employment by the Company; a significant change or diminution in the Executive’s duties; and the requirement that the Executive, without his consent, be based at an office or location more than 50 miles from his current work location.

        It is important to note that the events that provide for the potential severance payments under the Agreements include events that are likely to occur, or which are being contemplated, by Golden Eagle.

        Historically, due to our liquidity shortages Golden Eagle has not been able to pay the Executive their full cash salary. At times both Executives have orally agreed to defer the payment of their salaries and/or have agreed to other compensation arrangements. While each Executive currently has the right to terminate their employment with Golden Eagle as a result of not receiving their standard compensation, neither is currently entitled to a severance payment resulting from such termination. Under the terms of the Agreements the Company’s failure to pay the Executive’s salary as set forth in the Agreement would likely be a material breach of the Agreement and would give the Executive the right to terminate the Agreement for “good cause.” As noted above a termination for “good cause” would contractually obligate the Company to pay the Executive a severance payment. Although under this circumstance the payment of the severance would be dependent on a number of factors, including the Executive affirmatively terminating the Agreement and Golden Eagle’s ability to pay the severance, nonetheless the Agreements would give the Executive the right to assert a legal claim against the Company for a breach of the Agreement. Unless and until the Company is able to address its liquidity shortages it is not likely that the Company will be able to pay the Executive’s their salary in accordance with the terms of the Agreements. Based on past practice the Company believes that both Executives may not terminate the Agreement for non-payment of salary and seek to collect their severance, however circumstances may change and either or both Executives could seek to enforce the Agreement against Golden Eagle.

        Also as described above, the Agreements give the Executive the right to a severance payment if the Agreement is terminated following a change of control event. A change of control event is defined to include the sale of all or substantially all of Golden Eagle’s assets. The Company’s most significant asset as reported on its balance sheet for the quarter ended September 30, 2009 is its Gold Bar mill located 25 miles northwest of Eureka, Nevada. As of September 30, 2009 of the total assets reported on the Company’s balance sheet 7,204,602, the Gold Bar mill represented $3,980,000 of those assets (or approximately 55%). The Company has been exploring various options with respect to the Gold Bar mill including entering into a joint venture or other relationship and the outright sale of the mill. To this end, on October 13, 2009 the Company received a letter of intent whereby a third party expressed interest in purchasing the mill. To date the Company has only engaged in preliminary negotiations with this third party and the completion of the sale of the Gold Bar mill would be subject to various conditions (including possibility receiving shareholder approval). If the Company completes the sale of the Gold Bar mill it could be deemed the sale of all or substantially all of the Company’s assets and give rise to the Executive’s contractual right to a severance payment.

Summary of Differences in the Turner Agreement and the Madsen Agreement

        As noted above the terms of the Turner Agreement and Madsen Agreement are substantially similar. The only material differences in the two agreements are summarized in the below table:

Annual Salary	Potential Severance Payment Upon a Change in Control Event
Turner Agreement	$180,000	An amount calculated using the greater of:

        o The amount due on a termination by the Company without cause; OR

o An amount equal to two times (a) Mr. Turner's then current annual base salary and (b) the amount of the most recent discretionary bonus paid to Mr. Turner (if any) less applicable withholding.
Madsen Agreement	$110,000	An amount calculated using the greater of:

        o The amount due on a termination by the Company without cause; OR

o An amount equal to one times (a) Mr. Madsen's then current annual base salary and (b) the amount of the most recent discretionary bonus paid to Mr. Madsen (if any) less applicable withholding.

        Reasons for Submitting the Agreements for Shareholder Approval

        The Board of Directors believes that employment arrangements, especially those that provide reasonable severance benefits for key executives in certain situations (such as following a change in control event) can be an important and entirely appropriate element of an executive compensation program. The Board believes such arrangements may provide the means of ensuring the stability of certain of the executive management team during a period when management’s employment may be jeopardized by a threatened hostile takeover. This stability is believed to be in the best interests of all shareholders. Moreover, the Board of Directors believes that reasonable severance agreements related to a change in control can also inure to the benefit of the Company by enhancing its ability to recruit, retain and motivate executives. Such severance arrangements related to a change in control for executives are a standard part of many compensation programs at other companies.

        Compensation arrangements with executives, including those with severance agreements, are the responsibility of the Board, as the Board believes it is in the best position to evaluate the performance of each executive and to assess competitive compensation practices. The Board believes that the compensation, and other terms of the Agreements are reasonable considering the Executive’s experience level and his duties and responsibilities. However, in light of the Company’s history of liquidity shortages, the Board believes that it is good corporate governance to submit for shareholder approval the terms of the Agreements. Moreover, Mr. Turner serves as the Chairman of our Board of Directors, and although he abstained from voting on the terms of his employment agreement, the Company believes that to avoid the appearance of any impropriety it is appropriate to receive shareholder approval of the proposed terms of the Turner Agreement.

Vote Required and Recommendation of Board

        The affirmative vote of the holders of a majority of the votes cast at the meeting (including the common stock, Series B Stock, Series C Stock and Series D Stock) will be required to approve the Turner Agreement and the Madsen Agreement. The Board of Directors of GEII recommends that shareholders vote FOR both Proposal No. 3 and Proposal No. 4. Unless otherwise specified, the enclosed proxy will be voted “FOR” the approval of the Turner Agreement and “FOR” the approval of the Madsen Agreement.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        Only one proxy statement is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the proxy statement to a shareholder at a shared address to which a single copy was delivered. Shareholders desiring to receive a separate copy in the future may contact us through our Corporate Secretary, 9661 South 700 East, Salt Lake City, Utah 84070; or by telephone: (801) 619-9320 or Facsimile: (801) 619-1747. Copies may also be requested by e-mail from the website where the proxy materials are posted, www.geii.com/proxyinformation.

        Shareholders who share an address but are receiving multiple copies of the proxy statement may contact us through our Corporate Secretary, 9661 South 700 East, Salt Lake City, Utah 84070; or by telephone: (801) 619-9320 or Facsimile: (801) 619-1747 to request that a single copy be delivered.

PROPOSALS FROM SHAREHOLDERS

        We expect to hold our next Annual Meeting of shareholders in November 2010. Proposals from shareholders intended to be present at the Annual Meeting of shareholders should be addressed to Golden Eagle International, Inc., Attention: Corporate Secretary, 9661 South 700 East, Salt Lake City, Utah 84070, and we must receive the proposals by July 31, 2010 (the “Submission Date”). Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that shareholders forward such proposals by Certified Mail-Return Receipt Requested. After the Submission Date, any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

OTHER MATTERS

        Management does not know of any other matters to be brought before the meeting. Should any other matter requiring a vote of shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors:

Golden Eagle International, Inc. Terry C. Turner, President

GOLDEN EAGLE INTERNATIONAL, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
GOLDEN EAGLE INTERNATIONAL, INC.
AND ITS BOARD OF DIRECTORS

        The undersigned, having duly received the Notice of the Special Meeting and the Proxy Statement dated February 16, 2010, hereby appoints Terry C. Turner, Chief Executive Officer, as Proxy to represent the undersigned and to vote, as designated below, all shares of common stock of Golden Eagle International, Inc., held of record by the undersigned, at the Special Meeting of Stockholders of Golden Eagle International, Inc. to be held on Tuesday, March 23, 2010 at 10:00 a.m. Mountain Time, and any adjournment thereof, at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah 84101.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE PROPOSALS.

1. TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK (BUT NOT OUR AUTHORIZED COMMON STOCK) BY DECEMBER 31, 2010 AT THE RATE OF ONE NEW (POST-SPLIT) SHARE FOR 500 OLD (PRE-SPLIT) SHARES.

|_|FOR     |_|AGAINST     |_|ABSTAIN

2. TO APPROVE THE ADOPTION OF THE GOLDEN EAGLE INTERNATIONAL, INC. REVISED 2009 EQUITY INCENTIVE PLAN.

|_|FOR     |_|AGAINST     |_|ABSTAIN

3. TO APPROVE THE TERMS OF THE EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN GOLDEN EAGLE AND TERRY C. TURNER, OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD.

|_|FOR     |_|AGAINST     |_|ABSTAIN

4.     TO APPROVE THE TERMS OF THE EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN GOLDEN EAGLE AND TRACY A.MADSEN, OUR VICE PRESIDENT FOR U.S. ADMINISTRATION AND CHIEF FINANCIAL OFFICER.

|_|FOR     |_|AGAINST     |_|ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed on the Proxy by the undersigned Stockholder. Granting this proxy also grants the Proxy the right to vote in his discretion on such other business as may properly come before the meeting, or any adjournments or postponements thereof. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

(Signature)	(Print Name)

(Signature, if held jointly)	(Print Name)

Date: ______________, 20__

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.